ASSET PURCHASE AGREEMENT


                            By and Among


                    NETWORK IMAGING CORPORATION

                              ("NIC"),


                   SYMMETRICAL TECHNOLOGIES, INC.

                            ("Seller"),

                                and


                  NETWORK STORAGE SOLUTIONS, INC.

                             ("Buyer")

















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                      ASSET PURCHASE AGREEMENT


            This Asset Purchase Agreement (the "Agreement") is effective this 30th day of September, 1996, by and among Symmetrical Technologies, Inc., a Delaware corporation with its principal place of business at 600 Herndon Parkway, Herndon, Virginia 20170 ("Seller"), Network Storage Solutions, Inc., a Delaware corporation with its principal place of business at 600 Herndon Parkway, Herndon, Virginia 20170 ("Buyer"), and Network Imaging Corporation, a Delaware corporation with its principal place of business at 500 Huntmar Park Drive, Herndon, Virginia 20170-5100 ("NIC").


                              RECITALS

            WHEREAS, Seller is engaged in the business of designing, manufacturing, assembling, marketing and distributing computer storage devices for computer networks
  (the "Business") at its facility located in Herndon, Virginia
  (the "Facility"); and

            WHEREAS, Seller is a wholly owned subsidiary of NIC, which is engaged in the business of developing imaging software and involved in systems integration; and

            WHEREAS, subject to the terms and conditions hereinafter set forth, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and substantially all of the property and assets of the Business.

            NOW, THEREFORE in consideration of the mutual representations, warranties, covenants, agreements and conditions hereinafter set forth and the mutual benefits to be derived from this Agreement, and intending to be legally bound, the parties hereto agree as follows:


                             ARTICLE I
                    PURCHASE AND SALE OF ASSETS

            Section 1.1. Assets to be Transferred. Upon and subject to the terms and conditions set forth in this Agreement (including without limitation Section 1.2), Seller does hereby sell, transfer, convey, assign and deliver to Buyer, and Buyer does hereby purchase and accept from Seller, all of the business, property and assets owned by Seller which are used by Seller in connection with the Business, including the business, property and assets identified below in this
  Section 1.1, wherever located and whether or not reflected on the books of Seller, all as the same shall exist on the date hereof (the "Closing Date") (collectively, the "Purchased Assets"). The Retained Assets (as defined in Section 1.2 of this Agreement) are specifically excluded from the business, property and assets to be purchased and sold pursuant to this Agreement. The Purchased Assets shall include without limitation the following:

  (a) Cash. All cash and cash equivalents of Seller, including, without limitation, those monies deposited in the accounts and financial institutions listed in
       Schedule 1.1(a) of this Agreement;

  (b) Inventory. All inventories of raw materials, work in process and finished goods (including all such in transit) owned by Seller on the Closing Date which are used in the Business (the "Inventory");

  (c) Machinery and Equipment. All machinery, equipment, tools, dies, supplies and spare parts and all accessories, attachments and ancillary devices relating to any of the foregoing, owned by Seller (including such items which are owned by Seller but are in the possession of third parties) which are used in the Business on the Closing Date, including without limitation those items listed on Schedule 1.1(c) of this Agreement (the "Machinery and Equipment");

  (d) Office Equipment. All office furnishings, equipment, data processing equipment and supplies which are located in the Facility or used by Seller in the Business (the
       "Office Equipment");

  (e)  Receivables.  All accounts receivable of the Business
       (collectively, the "Receivables").

  (f) Vehicles. All vehicles owned by Seller which are used in the Business, including without limitation the vehicles listed on Schedule 1.1(f) of this Agreement (the
       "Vehicles");

  (g) Intellectual Property. The patents, trademarks, trade names, trade styles, service marks and copyrights and the applications and registrations therefor and licenses thereof listed on Schedule 1.1(g) of this Agreement (the "Intellectual Property"). Such Schedule currently lists "None"; however, in the event such IP exists, upon such discovery Seller agrees to assign such IP to Purchaser;

  (h) Technical Information. All technical, engineering, manufacturing, drawings, or marketing information relating to the Business, including new developments, inventions, know-how, processes, ideas and trade secrets and all documentation thereof and all claims and rights relating thereto;


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  (i)  Contracts.  All rights existing under leases, contracts, agreements and commitments relating to the Business under
       (i) purchase and sale commitments of Seller relating to the Business with respect to open unfilled purchase orders issued to suppliers and open unfilled sales orders received from customers, which have been entered into in the ordinary course of business; and (ii) the personal property leases, license agreements, software license agreements, dealer, distributorship and sales representation agreements, consulting agreements, maintenance and service agreements, and all other similar contracts and commitments specifically identified on
       Schedule 1.1(i) of this Agreement (collectively, the "Contracts"; provided, however, that the term "Contracts" shall not include the Hardware and Software Maintenance Agreement dated May 17, 1994 between NIC and Price Waterhouse relating to the Student Loan Marketing Association (Sallie Mae));

  (j) Records and Files. Originals or copies of books, records and files of Seller relating to the Business;

  (k) Licenses; Permits. All governmental licenses, permits, approvals and identification numbers of Seller to the extent transferable or temporarily usable and relating to the Business;

  (l) Computer Software. All information systems, programs, and software and documentation thereof wherever located which relates to the Business, either owned by Seller or which Seller has the unrestricted right to transfer to Buyer;

  (m)  Goodwill.  All goodwill of the Business;

  (n) Prepaid Expenses/Deposits. All prepaid expenses and deposits relating to the Business, excluding certain deposits, prepaid expenses and accrued expenses;

  (o) Advertising Materials. All advertising and marketing plans, strategies and materials relating to the Business, including without limitation all catalogues; and

  (p) Telephone Numbers. The right to use all telephone and telecopier numbers and postal addresses of the Business.

            Section 1.2. Retained Assets. Notwithstanding the provisions of Section 1.1 of this Agreement, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or accept from Seller, the following assets of Seller, whether relating exclusively or nonexclusively to the Business (collectively the "Retained Assets"):


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  (a)  Tax Refunds.  All tax refunds for periods ending on or before the Closing Date;

  (b) Insurance. All insurance policies owned by Seller and rights to collect insurance proceeds under policies owned by Seller;

  (c) Corporate Records. Seller s franchise to be a corporation, its Certificate of Incorporation, corporate seal, minute books, stock books and other corporate records relating to the corporate organization and capitalization of Seller;

  (d) Scheduled Assets. The assets listed on Schedule 1.2(f) of this Agreement (including, without limitation, the Hardware and Software Maintenance Agreement dated May 17, 1994 between NIC and Price Waterhouse relating to the Student Loan Marketing Association (Sallie Mae)).


                             ARTICLE II
                     ASSUMPTION OF LIABILITIES

            Section 2.1. Liabilities to be Assumed. Subject to the terms and conditions of this Agreement and the consummation of the transactions contemplated by this Agreement, Buyer does hereby assume and shall pay, discharge and perform when due only the following liabilities and obligations of Seller arising and accruing in connection with, and relating exclusively to, the operation of the Business (collectively, the "Assumed Liabilities"):

  (a) Stated Liabilities. As of the Closing Date, the accounts payable, accrued personal property, sales and use taxes, and certain other accrued expenses and liabilities up to the Closing Date, all of which shall be set forth on the "Statement of Purchased Assets and Assumed Liabilities" (as defined in Section 4.4 hereof) delivered to Buyer on the date hereof and prepared in accordance with generally accepted accounting principles ("GAAP") except as otherwise specifically described on Schedule 4.4 of this Agreement;

  (b) Contracts. All liabilities and obligations after the Closing Date under the Contracts;

  (c) Transferring Employees. All liabilities and obligations of the Buyer as and to the extent specifically provided in Section 8.1 of this Agreement; and

  (d) Sales/Transfer Taxes. Any sales tax liabilities and any transfer taxes related to the sale by Seller of the Purchased Assets to Buyer under this Agreement.

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            Section 2.2.  Retained Liabilities.  Seller shall
  retain all obligations and responsibilities for any claims, debts, defaults, duties or liabilities of the Business or of Seller, whether known or unknown, contingent or fixed, not specifically assumed by Buyer, or which Buyer is not specifically responsible for, under this Agreement (collectively, the "Retained Liabilities"), including without limitation:

  (a) Taxes. All Taxes (as defined in Section 4.16(a) of this Agreement) concerning the Business or Seller, excluding, however, any sales tax liabilities and any transfer taxes related to the sale of the Purchased Assets to Buyer, which shall be the responsibility of Buyer as an Assumed Liability;

  (b) Product Liability. Any liability or obligation of Seller arising out of or in any way relating to or resulting from any products manufactured or shipped by Seller on or prior to the Closing Date (including any liability or obligation of Seller for claims made for death, injury to person or damage to property, whether based in product liability, tort, breach of warranty or otherwise);

  (c) Retained Assets. Any liability or obligation of Seller relating to or arising out of the Retained Assets;

  (d) Real Estate Lease. All rights and obligations of Seller contained in the office lease for the Facility between Monroe Parkway Joint Venture, as landlord, and NIC, as tenant, dated January 24, 1994 ("Real Estate Lease") except as otherwise set forth herein;

  (e) Environmental. All liabilities and obligations of Seller arising out of any environmental or regulatory matter or condition of the Business, the Purchased Assets or Seller prior to the Closing Date, including without limitation any environmental matter or condition existing at or relating to any Leased Real Estate, whether or not caused by the act or omission of Seller;

  (f) Employee Benefit Plans. Any obligations of Seller pertaining to any employee pension or benefit plan of Seller relating to the former or current employees of the Business (union or non-union) and arising prior to the Closing Date;

  (g) Employees. All obligations and liabilities pertaining to the employees of the Business as provided in Section 8.1 of this Agreement; and

  (h) Intercompany Payable. All liabilities and obligations of whatever nature to NIC, whether or not recorded on

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       Seller s financial statements including, without
       limitation, those Intercompany Payables recorded on the Seller s balance sheet on the Closing Date.

            Buyer shall have no obligation under this Agreement, by operation of law or otherwise to assume, pay or discharge any of the Retained Liabilities. Seller agrees to satisfy in due course the Retained Liabilities, except those being contested or denied by Seller in good faith.

            Section 2.3. NIC Assets. NIC shall also assign to Buyer capital lease agreements covering certain personal property used in the Business ("Leased Assets") which include, without limitation, the personal property listed in Schedule
  2.3 of this Agreement (collectively ("Lease Agreements"). To the extent that any of the Lease Agreements are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Until the closing, in a single transaction or in a series of related transactions, of an equity investment in Buyer in an amount at least equal to $4,000,000, which closing is anticipated by the parties to occur after (and shall not include) the closing of an initial equity investment in Buyer that is currently being negotiated and that is expected to close on or before November 13, 1996, NIC agrees to use its best efforts to obtain the written consent of the other party to any such Lease Agreements designated in
  Schedule 2.3 of this Agreement as requiring such consent. If consent is not obtained with respect to any of the Lease Agreements, (i) each of the parties agrees to cooperate with the other in any reasonable arrangement designed to enable NIC to perform its obligations under, and to provide for Buyer the benefits of the Leased Assets, including cooperating with Buyer in its efforts to obtain third party financing so that Buyer is able to purchase such Leased Assets free and clear of all encumbrances whatsoever in consideration for an amount not to exceed the net present value of the aggregate lease payments thereon, plus any amount NIC is required to pay Lessor.


                            ARTICLE III
                      PURCHASE PRICE - PAYMENT

            Section 3.1. Purchase Price. In consideration of the sale and transfer to Buyer of the Purchased Assets as provided in Section 1.1 of this Agreement, Buyer shall pay Seller an amount (the "Purchase Price") equal to $1,560,000.

            Section 3.2.  Payment of Purchase Price.  Buyer
  shall pay to Seller the amount set forth in Section 3.1 as follows:

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            (a)  an amount equal to $500,000 shall be payable in
  cash by Buyer to Seller on or before November 13, 1996; and

            (b) the remainder ($1,060,000) shall be payable in the form of an unsecured promissory note (the "Promissory Note"), in the form attached as Exhibit A hereto, to be delivered by Buyer to Seller on or before November 13, 1996.

            Section 3.3. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth by Buyer s independent certified public accountants. Buyer s independent certified public accountants will deliver such allocation to Seller for its reasonable review within ninety (90) days after the Closing Date. Seller and Buyer agree that such allocation is fair and equitable. Seller and Buyer further agree to act in a manner consistent with such allocation for all purposes, including the filing and preparation of all federal, state and local tax returns filed by them subsequent to the Closing Date, the preparation and filing of Internal Revenue Service Form 8594 with respect to the transactions contemplated by this Agreement, and the determination by Seller of taxable gain or loss of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets.

            Section 3.4.  Additional Financing by Seller and
  NIC.  [intentionally omitted]


                             ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller makes the following representations and warranties to Buyer:

            Section 4.1.  Corporate Existence.  Seller is a
  corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            Section 4.2. Corporate Authority. Seller has full power and authority to enter into this Agreement and to effect the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against it in accordance with its terms subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors rights generally; and (b) limitations on the availability of equitable remedies.

            Section 4.3.  No Conflict or Violation.  Except as
  set forth on Schedule 4.3 of this Agreement, neither the execution and delivery of this Agreement nor consummation of

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  the transactions contemplated hereby will result in:  (a) a violation of or conflict with any provision of the charter documents of Seller; (b) a violation or breach of or material default under any term or provision of any indenture, mortgage, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party or to which it or any of its property may be bound or constitute an event which with notice, lapse of time, or both, would result in any such violation, breach or default; or (c) a violation by Seller of any statute, rule, regulation, ordnance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation.

            Section 4.4. Financial Information. Attached to this Agreement as Schedule 2.1(a) is the unaudited statement of Seller regarding the Purchased Assets and Assumed Liabilities of the Business at June 30, 1996 (the "Statement of Purchased Assets and Assumed Liabilities"). Except as otherwise set forth on Schedule 4.4 of this Agreement, the Statement of Purchased Assets and Assumed Liabilities: (a) was prepared from the books and records of Seller in accordance with GAAP, and (b) is complete and fairly presents, in all material respects, the Purchased Assets and the Assumed Liabilities. The Seller represents and warrants that the Intercompany Payable of Seller at June 30, 1996, calculated in accordance with generally accepted accounting principles, consistently applied, is $6,036,788.

            Section 4.5. Undisclosed Liabilities. With respect to the Assumed Liabilities, Seller has no liability, known or unknown, absolute or contingent, which is not shown or provided for on the Statement of Purchased Assets and Assumed Liabilities set forth on Schedule 2.1(a) of this Agreement, except obligations or liabilities incurred in the ordinary course of business since September 30, 1996 or otherwise disclosed in this Agreement.

            Section 4.6. No Material Adverse Changes. Except as set forth on Schedule 4.6 of this Agreement, or as otherwise disclosed in this Agreement, since December 31, 1995 (except as otherwise noted below), there have not been any:
  (a) changes which, individually or in the aggregate, are materially adverse to the Business, Leased Assets or the Purchased Assets, or any changes in the Business, Leased Assets, or the Purchased Assets which, individually or in the aggregate, have materially and adversely affected the Business, Leased Assets, or the Purchased Assets; (b) damage, destruction or loss of a material nature affecting the Business, Leased Assets, or the Purchased Assets whether or not adequately covered by insurance; (c) incurrence of any material obligation or liability relating to the Business (absolute or contingent) except current liabilities incurred,

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  and obligations under contracts entered into, in the ordinary course of business; (d) incurrence of any mortgage, pledge or subjecting to liens, charges, security interests or any other encumbrances, of any of the Purchased Assets except in the ordinary course of business; (e) sale, assignment, transfer or license (or agreement to do any of the foregoing) of any Intellectual Property or any other Purchased Asset (except performance of Contracts, and sales of Inventory, in the ordinary course of business); (f) sufferance of any extraordinary loss or waiver of any right of substantial value with respect to the Business; (g) change in employee compensation with respect to employees of the Business other than normal salary increases in the ordinary course of business or other increases required by any union contracts;
  (h) material transactions with respect to the Business other than in the ordinary course of business; (i) amendment or termination of any Contract; (j) actual or, to Seller s knowledge, threatened labor trouble, strike or other occurrence or condition of a similar character (or any receipt of notice of any of the foregoing) which had or might have a material adverse effect on the Business; or (k) since December 31, 1995, changes in the accounting methodology and procedures pertaining to the Business.

            Section 4.7. Purchased Assets. Except for the Retained Assets referred to in Section 1.2 of this Agreement, the Purchased Assets constitute substantially all the properties and assets used in connection with the Business and the operation of the Business as being conducted as of the date of this Agreement and constitute all the assets necessary for the conduct of the Business as being conducted as of the date of this Agreement. Except as set forth on Schedules 4.7 or 4.8 of this Agreement, Seller now has and hereby conveys to Buyer good and marketable title to all of the Purchased Assets free from all liens, charges, pledges, security interests, claims and encumbrances of every kind.

            Section 4.8.  Real Estate.  Seller owns no real
  property.

            Section 4.9. Leased Real Estate. Schedule 4.9 of this Agreement sets forth and describes: (a) the real estate which is leased by Seller and used in connection with the conduct of the Business (the "Leased Real Estate"); and
  (b) the lease agreement pursuant to which Seller leases or otherwise makes use of the Leased Real Estate (the "Real Estate Lease"). Except as disclosed in Schedule 4.9 of this Agreement, neither the Seller, nor, to the Seller s knowledge, the landlord is in default under the Real Estate Lease, nor has the landlord under the Real Estate Lease given Seller any oral or written notice of any claim, action or suit at law or in equity arising out of the Real Estate Lease.


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            Section 4.10.  Contracts.  Except for (a) purchase
  and sale commitments of Seller relating to the Business with respect to open unfilled purchase orders issued to suppliers and open unfilled sales orders received from customers, which have been entered into in the ordinary course of business; and
  (b) contracts, agreements, arrangements and commitments specifically set forth on other Schedules of this Agreement,
  Schedule 1.1(i) is a list of all material leases, licenses, contracts, commitments and agreements to which Seller is a party or by which it is bound, and which relate to the Business. Except as set forth on Schedule 4.10 of this Agreement, each of the Contracts is in full force and effect and is valid and enforceable in all material respects by Seller in accordance with their respective terms, and Seller is not in default in the observance or the performance of any term or obligation to be performed by it under each of the Contracts. NIC is not in default in the observance or the performance of any term or obligation to be performed by it under the Real Estate Lease and any of the Lease Agreements, and to the best knowledge of Seller, there exists no event or condition which with the giving of notice or lapse of time, or both, would constitute a default thereunder. To the best of Seller s knowledge, no other person is in material default in the observance of the performance of any term or obligation to be performed by it under each of the Contracts, and there are no material unresolved disputes under any of the Contracts, the Lease Agreements or the Real Estate Lease. True and correct copies of all Contracts, the Lease Agreements, and the Real Estate Lease are included in a binder delivered to Buyer on or prior to the date hereof as part of Schedule 1.1(i) hereof, to the extent that the Contract is in writing. If any Contract is not in writing, Schedule 1.1(i) sets forth the parties to such contract and describes in reasonable detail all material terms thereof, or in the case of any oral agreement affecting a written Contract, the material terms of such oral agreement.

            Section 4.11. Inventory. All items comprising the Inventory shall be valued on the Closing Date using standard costs, using first-in, first-out (FIFO) method adjusted to reflect slow moving and obsolete items at the lower of cost or market. All items comprising the work in process and finished goods are valued at no more than the sum of the Seller s cost of direct material, direct labor, and manufacturing costs, but shall not include any selling or administrative expenses. All items which comprise the inventory shall be of a quantity and quality which are usable and readily saleable in the Buyer s ordinary course of business, are without defects and are fit for the purposes intended by the Buyer and are actively marketed to customers.

            Section 4.12.  Intellectual Property.  The list of
  Intellectual Property set forth on Schedule 1.1(g) of this

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  Agreement contains all of the patents, trademarks, trade
  names, trade styles, service marks and copyrights used in connection with the Business, including all registrations therefor and licenses thereof. To the extent indicated on
  Schedule 1.1(g) of this Agreement, the Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office. Except as set forth on
  Schedule 4.12 of this Agreement: (a) Seller is the sole and exclusive owner of the Intellectual Property; (b) Seller has the sole and exclusive right to use the Intellectual Property;
  (c) Seller has received no notice from any other person challenging the right of Seller to use the Intellectual Property; (d) Seller has not, in its operation of the Business, infringed and is not now infringing, on any patent, trademark, trade name, trade secret or copyright held by any other person, firm, or company, in any manner which materially affects the Business or the Purchased Assets; (e) Seller has not granted any outstanding licenses or other rights and has no obligations to grant licenses or other rights under any of the Intellectual Property; (f) no claims have been made by Seller for any violation or infringement by others of the rights of Seller with respect to any Intellectual Property and Seller does not know of any basis for the making of any such claim; (g) with respect to any pending applications with respect to any Intellectual Property, there are no interferences or other contested proceedings, either pending or, to the knowledge of the Seller, threatened, in the United States Patent and Trademark Office or any federal, state or local court; and (h) Seller has the right to sell, assign and transfer to Buyer all of the Intellectual Property.

            Section 4.13.  Legal Proceedings, etc.

  (a) Except as described on Schedule 4.13 of this Agreement, there is no litigation, proceeding, government investigation or labor dispute or grievance by or against Seller (or NIC with respect to the Leased Assets) pending or to Seller s knowledge threatened with respect to the transactions contemplated by this Agreement, the Business, its employees, the Purchased Assets or the Leased Assets at law, in equity or admiralty, or by or before any federal, state or municipal court, government department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrations, nor are there any order, writs, injunctions or decrees of any court or arbitrator or federal, state, local or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign, in existence relating to the transactions contemplated by this Agreement, the Business, its employees, the Purchased Assets or the Leased Assets.

  (b)  Except as listed on Schedule 4.13 of this Agreement,

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       neither Seller nor NIC is aware of any material facts,
       events or occurrences by reason of which any material claim, action or proceeding may be brought by or against Seller with respect to the transactions contemplated by this Agreement, the Business, its employees, the Purchased Assets or the Leased Assets taken as a whole.

  (c) Except as set forth on Schedule 4.13 of this Agreement, during the two years preceding the date of this Agreement neither Seller nor NIC has received any notice of any claims with respect to the Business, its employees, the Purchased Assets or Leased Assets, including but not limited to claims for product liability, defects or breaches of warranty in connection with the manufacture, production, sale or use of products which were manufactured, produced or sold by Seller in connection with the Business, or personal injury or property damage caused by the Seller s past waste handling, storage, transportation or disposal, including but not limited to hazardous substances in connection with the Business.

            Section 4.14. Compliance With Law. The Business, the Purchased Assets, the Leased Assets as conducted or held by Seller on the date of this Agreement do not violate, in any respect, any statute, code, ordinance, regulation, requirement or order of any governmental body, the enforcement of which would have an adverse effect on the operation of the Business, the Purchased Assets or the Leased Assets taken as a whole.

            Section 4.15.  Employees; Labor Relations.

  (a) Schedule 4.15(a) of this Agreement contains, as of September 30, 1996, accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation) now or hereafter payable, of all employees of Seller relating to the Business, together with information as to any employment contracts or severance arrangements with any such employees, any arrangements involving the indebtedness of such employees to Seller, a statement of the full amount of any bonuses, profit sharing or other remuneration paid to each such person during 1996, and any arrangements involving the indebtedness of Seller to such employees in any amount.

  (b) Except as described on Schedule 4.15(b) of this Agreement, to Seller s knowledge, since January 1, 1996, there has been no adverse change in the relationship of employees of the Business with Seller (including any threatened union organization or renegotiation of any union contract) nor any strike or material labor disturbance by any such employees affecting Seller.


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  (c)  Seller is not a party to any labor union agreement, nor to any written or oral employment agreement with any of its employees which is not terminable by Seller at will or on thirty (30) days notice. Seller is in compliance with all material laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as described on Schedule 4.15(c) of this Agreement, within three (3) years preceding the date of this Agreement, there has not been, nor was there or is there threatened or contemplated, any strike, slowdown, picketing, or work stoppage by an union or other group of employees against Seller or any of its employees, any organizational activity by nonunion employees or other occurrence, event or condition of a similar character affecting, or which may affect Seller.

  (d) Except as set forth on Schedule 4.15(d), Seller does not maintain or contribute to any employee benefit plan ("Employee Benefit Plan"), as that term is defined in
       Section 3(3) of ERISA or any severance plans or arrangements. No Employee Benefit Plan is a multiemployer plan (as that term is defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

  (e) Each Employee Benefit Plan has been maintained in compliance (including all material filing requirements) with the requirements of ERISA and the Internal Revenue
       Code of 1986, as amended.

            Section 4.16.  Taxes and Tax Liens.

  (a) Neither the Purchased Assets nor the Leased Assets shall be subject to any liens, claims or encumbrances with respect to federal, state, local or foreign income, franchise, sales, use, occupation, net worth, property, wage withholding, accumulated earnings, personal holding company, excise, transfer or other taxes, assessments, interest, penalties, deficiencies, fees, rents and other governmental charges and impositions (collectively, the "Taxes"), pertaining to the Business or NIC attributable to periods up to the Closing Date.

  (b) Except with respect to the affiliated group to which Seller is a part, there are no pending or to Seller s knowledge threatened examinations, reviews, audits or investigations of the federal, state or local income Tax returns or reports of Seller relating to the Business.

  (c) Seller has withheld proper and accurate amounts from employees of the Business in full and complete compliance with all withholding and similar provisions of the Internal Revenue Code of 1986, as amended, and any and

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       all other applicable laws, statutes, codes, ordinances,
       rules and regulations, and Seller has timely filed proper and accurate federal, state and local returns, reports and estimates with respect to employee income tax withholding, social security taxes and unemployment taxes relating to the Business for all years and periods up through the Closing Date (and portions thereof) for which such returns and reports were due; and any and all amounts shown on such returns and reports to be due and payable have been paid in full. All payments (including interest and penalties) due or to become due from Seller with respect to the Business for employee income tax withholding, social security taxes and unemployment taxes for any year or accounting period (or portion thereof) ended on or prior to the Closing Date have been paid in full prior to, or will be paid shortly after, the Closing Date. With respect to the Business, Seller, either separately or as part of an affiliated group of which Seller is a part, has filed all federal, state, local and foreign tax returns, reports and notices required to be filed prior to the Closing Date and has paid or will pay all such taxes due as shown on such returns and all such taxes otherwise due.

            Section 4.17.  Customers and Suppliers.  Schedule
  4.17 of this Agreement contains a list of the ten (10) largest customers and the ten (10) largest suppliers of the Business, together with the dollar amounts of sales made to each such customer, and purchases made from each such supplier, during the period from January 1, 1995 through September 30, 1996.

            Section 4.18. Subsidiaries - Joint Venture Parties. Seller has no subsidiaries or joint venture affiliates or any interest, direct or indirect, through stock ownership or otherwise, in any other individual corporation, limited liability company association, partnership, trust, estate, unincorporated association or any other entity.

            Section 4.19.  Environmental Matters.  Except as set
  forth on Schedules 4.19(a) and 4.19(b) of this Agreement:

  (a) The licenses and permits listed on Schedule 4.19(a) of this Agreement or specifically referenced in the reports attached to Schedule 4.19(b) are the only governmental licenses, approvals, permits and authorizations currently required for the ownership, use or occupancy of the Leased Real Estate or for the operation of the Business as now being conducted and of the Purchased Assets, the failure to obtain which would have a material adverse effect on the Business or the Purchased Assets or on Seller s operation of the Leased Real Estate. Except as otherwise disclosed on Schedules 4.19(a) or 4.19(b) of this Agreement: (i) all such licenses and permits are

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       valid and in full force and effect; and (ii) Seller has
       not received any notice that any appropriate authority has revoked, suspended or terminated, or intends to revoke, suspend or terminate, any of such licenses and permits.

  (b) Neither the operation of the Business, nor the manufacture or sale of the processes, results or products of the Business, violate any Environmental Requirement
       (as hereinafter defined) in existence on the date of this Agreement.

  (c) Seller has not, nor, to the knowledge of Seller, has any other person, stored, treated, disposed, dumped, buried, spilled or otherwise released any material, including any chemical substance, "Hazardous Substance," "Pollutants," "Contaminants," petroleum, including crude oil or any fraction thereof, natural gas, liquefied natural gas, synthetic gas or any "Solid Waste" on, beneath or about the Leased Real Estate, except for inventories of such materials or solid waste used or generated in the ordinary course of the Business. Further, any such inventories of materials or solid waste were and are stored in compliance with any and all applicable Environmental Requirements such that there has been and is no release of any such material or solid waste to the environment which could cause the incurrence of response or removal costs or other liabilities or obligations under CERCLA, any other Environmental Requirement or at common law.

  (d) Seller has not received in connection with the Business or the Purchased Assets any notice from any governmental authority or private or public entity advising that Seller is potentially responsible for response, removal or other costs with respect to a release or threatened release of Hazardous Substance, Pollutants, Contaminants or Solid Waste under CERCLA, any other Environmental Requirements or at common law.

  (e) Seller has not received notice of any violation of any Environmental Requirement relating to the Leased Real Estate or the operation of the Business, or any of the processes followed, results obtained or products made by or on behalf of the Business.

       "Environmental Requirements" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items in effect as of the date hereof relating to the protection of human health or the environment of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the

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  United States, the states and political subdivisions thereof, and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation:

            (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of any Hazardous Substance, Pollutant, Contaminant or Solid Waste;

            (ii) all requirements pertaining to the protection of the health and safety of employees or the public;

            (iii)     all requirements pertaining to the
  reclamation or restoration of land; and

            (iv) all requirements pertaining to storage tanks, whether above or below ground.

       "Hazardous Substances," "Pollutants" and "Contaminants" shall be as defined under the Comprehensive Environmental
  Response Compensation and Liability Act ("CERCLA"), as amended up to the date of this Agreement.

       "Solid Waste" shall be as defined under the Solid Waste
  Disposal Act, 42 U.S.C. Section 6901, et seq., as amended up to the date of this Agreement.

            Section 4.20. Brokers and Finders. Neither Seller nor NIC has employed any broker or finder or incurred any liability for any other brokers , finders or agents fees for which Buyer is or could become liable in connection with, or as a result of, the transactions contemplated by this Agreement.

            Section 4.21. Accounts Receivable. All Receivables as of September 30, 1996 have been incurred only in the ordinary course of business and are valid, binding and enforceable obligations due to the Seller, without any claim or offset against the Seller by the customer thereunder, except as may otherwise be provided in Schedule 4.21 of this Agreement. All such accounts receivable will be fully collectible in the aggregate (in the ordinary course of business without resort to collection action or litigation or otherwise incurring any additional expense) within ninety (90) days following the Closing Date. In the event that Buyer is
  (i) unable to collect the face amount of any account receivable within ninety (90) days following the Closing Date without incurring any additional expense or (ii) collects an account receivable only after incurring additional expense, then Buyer shall be permitted, at its option, to receive in

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  cash within ten (10) days after a written request made by
  Buyer against Seller to set off against the balance owed pursuant to the Promissory Note any such uncollected accounts receivable or amounts expended against any amounts owed Buyer.

            Section 4.22. No Untrue Statements. No statement by Seller made in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein contained not materially misleading.


                             ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer makes the following representations and warranties to Seller:

            Section 5.1.  Corporate Existence.  Buyer is a
  corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            Section 5.2. Corporate Authority. Buyer has full power and authority to enter into this Agreement and to effect the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against it in accordance with its terms subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors rights generally; and (b) limitations on the availability of equitable remedies.

            Section 5.3. No Conflict or Violation. Except as set forth on Schedule 5.3 of this Agreement, neither the execution and delivery of this Agreement nor consummation of the transaction contemplated hereby will result in: (a) a violation of or conflict with any provision of the charter documents of Buyer; (b) a violation or breach of or default under any term or provision of any indenture, mortgage, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or to which it or any of its property may be bound or constitute an event which with notice, lapse of time, or both, would result in any such violation, breach or default; or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation.

            Section 5.4.  Litigation and Proceedings.  Except as
  set forth in Schedule 5.4 of this Agreement, there is no action, temporary restraining order, injunction, suit,

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  proceeding, inquiry or investigation at law or in equity, before or by any judicial or administrative court or agency, pending or threatened against or affecting, or involving the properties or business of Buyer which can be expected to have an adverse effect on the transactions contemplated by this Agreement, or the delivery, validity or enforceability of this Agreement.

            Section 5.5. Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any brokers , finders or agents fees for which Seller is or could become liable in connection with, or as a result of, the transactions contemplated by this Agreement.


                             ARTICLE VI
                    SURVIVAL OF REPRESENTATIONS;
                          INDEMNIFICATION

            Section 6.1.  Survival.  All obligations and
  covenants contained in this Agreement and in any exhibit, schedule or other instrument delivered pursuant to this Agreement shall survive indefinitely except (i) as expressly provided otherwise herein, (ii) the indemnification obligations of Seller under Section 6.2(b) of this Agreement and of Buyer under Section 6.3(b) of this Agreement shall survive for a period of four (4) years commencing on the Closing Date and (iii) that those representations, warranties and covenants relating to tax matters shall survive the full period of any applicable statute of limitations (including any appeals) plus ninety (90) days thereafter.

            Section 6.2. Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer against and in respect of any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorneys fees and expenses (collectively, the "Liabilities"), that Buyer shall incur or suffer, which arise, result from or relate to:

  (a) any failure by Seller to perform to fulfill any agreement, covenant or obligation set forth in this Agreement to be so performed or fulfilled;

  (b) any breach of the representations and warranties of Seller set forth in this Agreement;

  (c)  the Retained Liabilities;

  (d) any and all liabilities and obligations of Seller arising on or after the Closing Date out of (i) actions taken by Seller or (ii) any of the assets of Seller not

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       transferred hereunder; or

  (e) Seller s non-compliance with any applicable bulk transfer laws.

            Section 6.3. Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller against and in respect of any and all Liabilities that Seller shall incur or suffer, which arise, result from or relate to:

  (a) any failure by Buyer to perform or fulfill any agreement, covenant or obligation set forth in this Agreement to be performed or fulfilled;

  (b) any breach of the representations and warranties of Buyer set forth in this Agreement;

  (c) the Assumed Liabilities, including without limitation the liabilities and obligations with respect to (1) certain product liability as provided in Section 2.1(d) of this Agreement and (2) the Transferring Employees as provided in Section 2.1(c) of this Agreement (including those liabilities and obligations under Section 8.1(b) of this Agreement relating to the termination of employment by Buyer of any Transferring Employees after the Closing Date as provided therein); or

  (d) debts, obligations or liabilities arising from the conduct of the Business by Buyer on or after the Closing
       Date.

            Section 6.4. Limitation on Indemnification. Any claim for indemnity pursuant to Sections 6.2(b) or 6.3(b) of this Agreement must be made in writing by the party to be indemnified (the "Indemnified Party") to the other party (the "Indemnifying Party") within the applicable time period referred to in Section 6.1 of this Agreement.

            Section 6.5. Claims by Third Parties. Upon the assertion by any third party of a claim that may give rise to a liability of Seller under Section 6.2 of this Agreement, or Buyer under Section 6.3 of this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence of such claim. Upon written notification to the Indemnified Party delivered within seven (7) days after receipt of notice from the Indemnified Party of the assertion of any such claim, the Indemnifying Party may undertake the defense, compromise or settlement of such claim, provided that:

  (a) the Indemnifying Party shall timely provide to the Indemnified Party all information with respect to such defense, compromise or settlement as such Indemnified

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       Party may request; and

  (b) such Indemnifying Party shall not assume any position or take any action in connection with such defense, compromise or settlement that would impose an obligation of any kind or restrict the actions of the Indemnified Party, it being understood that such Indemnifying Party would be acting solely on its own behalf, for its own account and at its own risk.

  In the event that such Indemnifying Party does not undertake the defense, compromise or settlement of such claim as provided in the foregoing, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claim on behalf of, for the account of, and at the risk and expense of the Indemnifying Party. The Indemnified Party shall, however, promptly notify the Indemnifying Party of any compromise or settlement of any such claim. The Indemnifying Party shall be obligated to pay any compromise or settlement within thirty (30) days after receipt of written notice from the Indemnified Party describing such compromise or settlement in reasonable detail.

            Section 6.6. Payment. In the event that Seller or NIC is required to make any payment under this Article VI or under Section 9.1, and the Buyer as Indemnified Party is not paid in full within thirty (30) days after any claim therefor has been submitted by Buyer in accordance with the provisions of this Article VI and such claim has not been contested in good faith by Seller or NIC, as the case may be, then Buyer shall have the right, notwithstanding any other rights that it may have against Seller, NIC, any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it to Seller under this Agreement or any agreements or instruments entered into pursuant to this Agreement including, without limitation, the Promissory Note.


                            ARTICLE VII
         CONDITIONS PRECEDENT TO PAYMENT OF PURCHASE PRICE

            Section 7.1. Conditions Precedent to Payment of Purchase Price by Buyer. The obligation of Buyer to pay any portion of the Purchase Price hereunder (including its obligation to make any cash payment under Section 3.2(a) or any payment under the Promissory Note delivered under Section 3.2(b)) shall be subject to the delivery by Seller, on or prior to the date any such payment is due, of the following in form and substance reasonably satisfactory to Buyer as shall be effective to vest in Buyer all of Seller s rights in and under the Purchased Assets as provided for in this Agreement:

  (a)  a general bill of sale transferring the Purchased Assets

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       to Buyer, and such other similar instruments of
       conveyance, transfer and assignment as may be necessary to convey to Buyer good and marketable title to all personal property included in the Purchased Assets;

  (b) assignments of the Intellectual Property in a form sufficient for filing;

  (c) all consents to the assignment to Buyer of the Contracts designated on Schedules 1.1(i) and 4.9 of this Agreement not previously provided to Buyer;

  (d) certified copies of resolutions duly adopted by the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the sale and transfer of the Purchased Assets to Buyer;

  (e) such assignments, transfers, consents and other documents as Buyer may reasonably request to vest in Buyer all right, title and interest in the Purchased Assets intended to be assigned and transferred to Buyer pursuant to this Agreement; and

  (f) an executed (including by Monroe Parkway Joint Venture) counterpart of the Sublease Agreement relating to the Facility ("Sublease"), providing for a lease of the Facility to Buyer for a period of sixty (60) days beginning on the date hereof, with two separate options in Buyer to renew the Sublease, each for an additional period of thirty (30) days, and otherwise in form and substance satisfactory to Buyer, Seller and NIC.

  The obligation of Buyer to pay any portion of the Purchase Price hereunder (including its obligation to make any cash payment under Section 3.2(a) or any payment under the Promissory Note delivered under Section 3.2(b)) shall also be subject to the delivery by NIC, on or prior to the date any such payment is due, of the following in form and substance reasonably satisfactory to Buyer:

  (i)  an executed counterpart of the Sublease; and

  (ii) all releases and UCC-3 termination statements duly executed and delivered by NIC s secured creditors which will, when filed with the appropriate filing office, release all liens and encumbrances against the Leased Assets except for the rights of the lessor under the "Nelco" leases identified on Schedule 2.3 hereto.


                            ARTICLE VIII
             ADDITIONAL AGREEMENTS OF BUYER AND SELLER


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            Section 8.1.  Employees; Retirement and Benefit
  Plans.

  (a) Termination of Transferring Employees. Seller shall, as of the Closing Date, terminate all active employees of the Business on the Closing Date. Seller and NIC agree that for a period of equal to the lesser of (i) two (2) years commencing with the Closing Date, or (ii) so long as the employment of such Transferring Employee is not terminated by Buyer, neither Seller nor NIC will directly solicit or hire for employment with Seller or NIC after the Closing Date any Transferring Employee (as defined in
       Section 8.1(b) of this Agreement).

  (b) Hiring of Transferring Employees. Buyer shall offer employment as of the Closing Date to those employees who are listed on Schedule 8.1(b), which shall be appended to this Agreement prior to the Closing Date, of the Business on the Closing Date, and such employees who accept employment with Buyer as of the Closing Date shall be considered "Transferring Employees." So long as the employment of any such Transferring Employee is continued by Buyer, coverage for such Transferring Employee shall be continued under the Seller s medical, dental, long-term disability, life insurance and 401(k) plans and other insured employee welfare plans until November 30, 1996 (the "Coverage Termination Date"). The employer s portion of the premium cost of such coverage continuation under Seller s plans shall be borne by Buyer.
       Immediately following the Coverage Termination Date, Buyer shall offer to all Transferring Employees health and medical insurance following the Coverage Termination Date, and such other welfare-type employee benefits as Buyer in its sole discretion elects to offer, except that coverage extended to Transferring Employees under any such insurance and benefits shall not be subject to any waiting period requirement other than as provided under the terms of any insurance contracts under which such insurance and benefits are provided. Buyer will give all Transferring Employees credit for service with Seller under all vacation and holiday plans maintained by Buyer for the benefit of Transferring Employees. Buyer
       (i) will assume and pay all obligations, if any, for severance pay and all other obligations and Liabilities (including, but not limited to, those resulting from any wrongful discharge action or failure to comply with the Worker Adjustment and Restraining Notification Act) arising in connection with the termination by Buyer of any Transferring Employee after the Closing Date, and
       (ii) will provide continuance of any health benefits in accordance with and subject to the provisions of the Consolidated Budget Reconciliation Act of 1985, as in effect from time to time ("COBRA"), arising in connection

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       with the termination by Buyer of any Transferring
       Employees after the Coverage Termination Date. The foregoing obligations of Buyer in clause (i) above will not in any event include obligations based upon facts or circumstances arising as a result of actions by Seller prior to the Closing Date, and Seller shall in any event be responsible for any severance or other obligations, and shall provide continuance of any health benefits in accordance with and subject to the provisions of COBRA, for any employees of the Business who do not receive or do not accept Buyer s offer of employment as provided herein (and their covered spouses and dependents). Additionally, Seller shall provide continuance of any health benefits in accordance with, and subject to, the provisions of COBRA, for any Transferring Employee (and their covered spouses and dependents) who terminate employment with Buyer prior to the Coverage Termination Date.

  (c) Employee and Third Party Rights. Nothing contained in this Agreement shall be deemed to give any employee of Seller the right to be retained in the employ of Buyer after the Closing Date or to interfere with Buyer s right to discharge any employee at any time. Nothing contained in this Section 8.1 or elsewhere in this Agreement shall be deemed to create in any employee any right as a third party beneficiary.

  (d) Disability Claims. Seller shall continue to be responsible after the Closing Date for disability benefits for employees of the Business who are absent from work as of the Closing Date due to disability, illness or injury, including those arising under any worker s compensation laws or plans ("Disabled Employees"), consistent with the terms of Seller s disability benefit plans or the provisions of any worker s compensation laws. A true and complete list of all Disabled Employees existing as of the date hereof is attached hereto as Schedule 8.1(b), along with a description for each person listed thereon (whether covered by Seller s disability benefit plans or worker s compensation laws) of the following information: their current disability period and the nature of their disability. Seller s obligation to any such Disabled Employee(s) shall continue until such employee attains maximum medical recovery and receives a doctor s release to return to work or until Seller s obligations under its disability benefit plans or any worker s compensation laws expire. Upon such employee s attaining such recovery and receiving such release, Seller shall terminate such employee consistent with its obligations under Section 8.1(a) of this Agreement and Buyer shall make such employee an offer of employment consistent with

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       Buyer s obligations under Section 8.1(b) of this
       Agreement if Buyer or Seller has a contractual or other legal obligation to provide such employment. If any such employee accepts the Buyer s offer of employment, Seller shall have no further obligations with respect to disability benefits for such employee.

  (e) Worker s Compensation Claims. Seller shall be liable for worker s compensation claims filed by employees of the Business which arise solely out of work-related injuries which occur prior to the Closing Date. Notwithstanding the above, with respect to worker s compensation claims filed after the Closing Date by Transferring Employees, where the claim arises out of exposures occurring both prior to and on and after the Closing Date, Buyer s and Seller s liability with respect to said claims shall be allocated in accordance with the law of the Commonwealth of Virginia. Buyer shall be liable for worker s compensation claims filed by Transferring Employees which arise solely out of work-related injuries which occur on or after the Closing Date.

  (f) Vacation. The parties agree that obligations owing to Transferring Employees with respect to accrued vacation as of the Closing Date shall be assumed by Buyer.

            Section 8.2. Covenant Not to Compete. For a period of five (5) years commencing with the Closing Date, neither Seller nor NIC shall anywhere in North America, Europe and Asia directly or indirectly, whether as a partner, investor, shareholder (other than as a holder of less than 2 percent of the outstanding capital stock of a publicly traded corporation), consultant, agent or otherwise, manufacture for sale, sell or represent to any third party the products being manufactured by the Business as of the Closing Date or any products similar thereto.

            Section 8.3. Confidentiality. Buyer acknowledges that prior to the Closing Date it was furnished with or become exposed to certain information which is considered to be confidential and proprietary, regardless of whether such information is marked or otherwise identified as confidential or proprietary, including, without limitation: (a) technical information, drawings and other confidential or proprietary information owned by Seller and related to the Business or the Purchased Assets (the "Confidential Information"); (b) technical information, drawings and other confidential or proprietary information relating to Seller s other businesses and product lines (the "Seller Confidential Information"); and
  (c) technical information, drawings and other confidential or proprietary information owned by customers, licensors or other third parties ("Other Confidential Information"). Buyer agrees that it will keep the Confidential Information, the

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  Seller Confidential Information and the Other Confidential
  Information confidential, and neither it nor its agents or employees will, without the prior written consent of Seller or the proper owner of such information, disclose in any manner whatsoever, in whole or in part, or use the Confidential Information, the Seller Confidential Information or the Other Confidential Information, other than consistent with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section shall not apply to information which: (a) is permitted in writing by Seller or the proper owner of such information to be disclosed or used; or (b) is within the public domain or becomes part of the public domain without any breach of this Agreement; or (c) is known to Buyer prior to the disclosure of such information; or (d) is received from a third party having the right to impart such information; or (e) is independently developed by Buyer s employees who did not have access to such information; or (f) is required to be disclosed by judicial or administrative process or, in the opinion of counsel, by other mandatory requirements of law. All obligations of Buyer with respect to the Confidential Information shall terminate immediately upon the closing of the transaction contemplated by this Agreement. If the transaction contemplated by this Agreement is not consummated, Buyer shall promptly return to Seller all documents, work papers, and other materials (including all copies made thereof) obtained or made pursuant to this Agreement.

            Section 8.4.  Bulk Sales Laws.  Buyer hereby waives
  compliance by Seller with the provisions of any so-called bulk transfer law of any jurisdiction in connection with the sale of the Business and the Purchased Assets to Buyer.

            Section 8.5.  Expenses.  Except as otherwise
  provided in this Agreement, and whether or not the transaction contemplated hereby is consummated, each party to this Agreement shall pay its own expenses incident to this Agreement and the transaction contemplated hereby including, without limitation, all legal and accounting fees and disbursements.

            Section 8.6. Sales, Use, Transfer and Other Taxes. Buyer shall determine and pay when due all sales, use, transfer and other taxes arising from the sale of the Purchased Assets by Seller to Buyer. Buyer s agreement to pay such taxes shall not affect Buyer s ability to rely on the representations and warranties of Seller contained in Section
  4.16 of this Agreement. Seller shall pay wen due all federal, state or local taxes measured by or with respect to the income or gross receipts of the Business for all periods ending prior to the Closing Date. Personal property taxes relating to the Purchased Assets shall be prorated between Seller and Buyer as of the Closing Date (with Seller being responsible for such

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  items for all periods ending prior to the Closing Date and
  Buyer being responsible for such items beginning on and after the Closing Date), and Seller and Buyer each agree to pay its respective share of such items when due.

            Section 8.7. Books and Records. Buyer agrees that as long as the books, records and files delivered to Buyer under this Agreement, to the extent that they pertain to the Purchased Assets or the Business prior to or on the Closing Date, remain in existence and available (but in no event more than four (4) years after the Closing Date, except for those items relating to tax matters prior to the Closing Date which will be available for any applicable statute of limitations period), Seller (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any purpose identified below. Buyer will not destroy, without first having offered to deliver to Seller, any of such books, records and files for a period of time equal to that which it would be required to retain such books, records or files, as the case may be, under applicable law as in effect on the date of this Agreement or, in the case of federal tax matters, not less than the applicable statute of limitation, plus extensions thereof agreed to by Seller. Buyer agrees that it will cooperate with and make available to Seller, during normal business hours, all books, records, information and employees (without substantial disruption of employment) necessary and useful in connection with any tax inquiry, audit, investigation, dispute, claim, litigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose, to the extent that any of the foregoing pertain to the Purchased Assets or the Business prior to the Closing Date. Seller shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys fees, but excluding reimbursement for employee benefits) reasonably incurred in connection with providing such books, records, information or employees. Seller will require certain financial information for periods on or prior to the Closing Date for the purpose of filing federal, state, local and foreign tax returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller s request and expense.

            Section 8.8. Publicity. Neither Seller, Buyer nor NIC shall make any public announcement of the transactions contemplated by this Agreement except as required by law or as mutually agreed to, and then, only when, and in the form, mutually agreed upon by them.


                             ARTICLE IX
                            NIC GUARANTY

            Section 9.1.  NIC Guaranty.  NIC hereby

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  unconditionally guarantees the performance (and not merely the collection) of the obligations of Seller under the terms of this Agreement, waives notice of acceptance of guarantee, waives notice of modification or change to the terms hereof, waives any extensions or forbearance given by Buyer, and waives any requirement that suit first be brought against Seller in order to enforce any of such obligations.


                             ARTICLE X
              MISCELLANEOUS PROVISIONS AND AGREEMENTS

            Section 10.1. Assurances. After the Closing Date, for no further consideration, Seller shall perform all such other action and shall execute, acknowledge and deliver, all such assignments, transfers, consents and other documents as Buyer may reasonably request to vest in Buyer all right, title and interest in the Purchased Assets intended to be assigned and transferred to Buyer pursuant to this Agreement; and Buyer shall similarly perform all such other action and shall execute, acknowledge and deliver all such other documents as Seller may reasonably request to confirm Buyer s assumption of the Assumed Liabilities.

            Section 10.2. Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing and shall be deemed duly given upon receipt if sent by registered or certified mail, return receipt requested, postage prepaid, as follows, or to such other address or person as either party may designate by notice to the other party under this Agreement:

       If to SELLER:

            c/o Network Imaging Corporation
            500 Huntmar Park Drive
            Herndon, Virginia  20170-5100
            Attn:  Jorge R. Forgues, Chief Financial Officer

            Telecopier No.:  703/478-5386

       If to BUYER:

            Network Storage Solutions, Inc.
            600 Herndon Parkway
            Herndon, Virginia  20170
            Attn:  Joseph T. Pisula, Chairman

            Telecopier No.:  703/834-0787

            Section 10.3.  Amendments; Termination.  This
  Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition of this

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  Agreement and no consent provided for in this Agreement shall be effective unless evidenced by an instrument in writing duly executed by both parties. This Agreement (except for the provisions of Section 8.3 of this Agreement, which shall continue in effect) and the transactions contemplated by this Agreement may be terminated and abandoned at any time prior to the Closing Date: (a) by mutual written agreement of Buyer and Seller; and (b) by Buyer or Seller upon written notice given to the other party after entry of an order or injunction restraining or prohibiting the sale or purchase of the Business and the Purchased Assets.

            Section 10.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. This Agreement shall not be assigned by any party without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. The parties hereby agree and consent to the assignment by Seller to NIC of Seller s right to receive payment under Section 3.2 hereof, and to the assignment by Seller to NIC of Seller s obligation to make additional financing available to Buyer under Section
  3.4 hereof, and Seller does hereby assign such rights and obligations.

            Section 10.5. Entire Agreement. This Agreement and the Schedules attached to this Agreement and any other agreements in writing among the parties subsequent to the date hereof contain the entire agreement among the parties to this Agreement with respect to the transactions contemplated in this Agreement and supersede all previous written or oral negotiations, commitments and writings, including without limitation that certain letter agreement dated as of September 30, 1996 by and among Seller, NIC and Joseph T. Pisula, Bernard F. McCrory and Douglas L. Donsbach, as agents for Buyer.

            Section 10.6. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

            Section 10.7.  Applicable Law.  This Agreement shall
  be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

            Section 10.8.  Headings.  Headings and captions
  contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of

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  this Agreement or any provision hereof.

            Section 10.9.  Counterparts.  Any number of
  counterparts of this Agreement may be signed and delivered and each will be considered one and the same instrument.

            Section 10.10. Limitation of Personal Liability. Seller agrees that Buyer shall be the only entity obligated hereunder or under any other document or agreement relating to or arising out of the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that neither Joseph
  T. Pisula, Bernard F. McCrory nor Douglas L. Donsbach, nor any other stockholder, officer or director of Buyer, shall have any obligation or personal liability hereunder or under any such other document or agreement.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


  SYMMETRICAL TECHNOLOGIES, INC.     NETWORK STORAGE SOLUTIONS,
  INC.

  By:                           By:

  Name:                         Name:

  Title:                        Title:

  NETWORK IMAGING CORPORATION

  By:

  Name:

  Title:
















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                             EXHIBIT A

                          PROMISSORY NOTE



















































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